EXHIBIT 10.8

                                  DEED OF LEASE

                  DATED as of the _____ day of September, 2005

LANDLORD:                                   Snowden First LLC,
                                            a Delaware limited liability company


TENANT:                                     K-D Medical, Inc.,
                                            a Maryland corporation


         In consideration of the mutual covenants hereinafter set forth, and of other good and valuable consideration, Landlord and Tenant do hereby enter into this Deed of Lease and do agree as follows:


1.00     DEFINED TERMS AND DEFINITIONS

         1.01 "ADDITIONAL RENT" means any and all amounts required to be paid by Tenant hereunder, other than Base Rent, and any and all charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease. Additional Rent shall be payable (except as otherwise expressly set forth herein) in the same manner and upon the same terms and conditions as the Base Rent reserved hereunder. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for nonpayment of Base Rent.

         1.02 "BASE RENT" means an annual amount payable by Tenant for the Premises in equal monthly installments in accordance with the following schedule:

   ------------------------------------------------------------------------
                      Rentable Square        Annual           Monthly
      Lease Year         Foot Rate          Base Rent        Base Rent
      ----------      ---------------       ---------        ---------
          1             $   14.00       $   119,280.00    $    9,940.00
          2             $   14.39       $   122,602.80    $   10,216.90
          3             $   14.79       $   126,010.80    $   10,500.90
          4             $   15.20       $   129,504.00    $   10,792.00
          5             $   15.62       $   133,082.40    $   11,090.20
          6             $   16.05       $   136,746.00    $   11,395.50
          7             $   16.49       $   140,494.80    $   11,707.90
          8             $   16.94       $   144,328.80    $   12,027.40
          9             $   17.41       $   148,333.20    $   12,361.10
         10             $   17.89       $   152,422.80    $   12,701.90
   ------------------------------------------------------------------------

         1.03 "BUILDING" means the building known as 6935 Oakland Mills Road, Columbia, Maryland 21045, located within the Project.

         1.04 "COMMON AREAS" means those areas within the Building and the Project not reserved to individual occupants of premises, but from time to time available and designated by Landlord to benefit or serve the Project. Without limitation, Common Areas may include roofs, foundations, exterior walls, sign canopies, parking and landscaped areas, sidewalks, access roads, general signs, machinery, equipment, and the mechanical, electrical and other systems and installations serving the Project as a whole (whether or not located within the Project), as same may be expanded, reduced or otherwise altered from time to time in Landlord's sole discretion. Landlord may, in its sole and absolute discretion, from time to time change the location, layout and arrangement of the Common Areas and/or reduce the size of the Common Areas by erecting thereon store buildings or other structures or improvements of any kind.



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         1.05 "EXHIBITS" means the following exhibits which are attached to this
Lease and made a part hereof, and any other exhibit which may in the future be attached hereto by the prior written consent of the parties:

  Exhibit "A"   -  Project
  Exhibit "A-1" -  Premises
  Exhibit "B"   -  Improvements
  Exhibit "C"   -  Declaration of Lease Commencement
  Exhibit "D"   -  Rules and Regulations
  Exhibit "E"   -  Equipment the previous tenant will be leaving in the Premises


         1.06 "INITIAL IMPROVEMENTS" means the improvements to be made to the Premises pursuant to Section 4.03, and, if applicable, Exhibit "B" hereto, prior to the delivery thereof to Tenant.

         1.07 "LANDLORD'S ADDRESS FOR NOTICE" means Snowden First LLC, c/o First Potomac Management LLC, Attn.: Tim Zulick, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814.

         1.08 "LANDLORD'S AGENTS" includes any asset manager, agent, managing agent, affiliate, contractor, invitee, employee, director, partner, officer or servant of Landlord, or any corporate entity affiliated with Landlord or third party operator and owner of the Building or Project.

         1.09 "OPERATING EXPENSES" means, without limitation, the sum of all expenses, costs and disbursements of every kind and nature that Landlord pays or becomes obligated to pay in connection with owning, operating, managing, maintaining, insuring, repairing, policing, and securing the Building, the parking facilities, and the land upon which the Building is situated (the "Land"), including but not limited to: all reasonable management fees (consistent with management fees charged by other landlords in the Columbia, Maryland area) and office expenses; all costs and expenses of operating, maintaining, managing, repairing, lighting, signing, cleaning, painting, striping, policing and securing the Common Areas (including the cost of uniforms, equipment and employment taxes); alarm and life safety systems; all applicable sales and use taxes; expenses incurred for heat, cooling and other utilities in the Common Areas; the cost of insuring the Project (including, but not limited to, liability insurance for personal injury, death and property damage, insurance against fire, all-risk coverage including earthquake and flood, theft or other casualties, worker's compensation insurance or similar insurance covering personnel, fidelity bonds for personnel, structural insurance, plate glass insurance and rent-loss insurance); the cost of cleaning all exterior glass not otherwise the responsibility of a tenant; removal of water, snow, ice, trash and debris; regulation of traffic; the cost of landscaping; the cost of janitorial and cleaning service provided in the Common Areas, trash collection and recycling services provided to the Project, pest control; security service (if any); salaries, wages and other personnel costs of engineers, superintendents, watchpersons, and all other employees of the Building, including any sales tax imposed upon their service; charges under maintenance and service contracts; window cleaning; building and grounds maintenance; parking lot maintenance; commercially reasonable management fees; permits and licenses; all maintenance, replacement and repair expenses and supplies including replacement maintenance and repair of awnings, paving, curbs, walkways, drainage, landscaping, pipes, ducts, conduits and similar items, signage for the Project, and lighting facilities; costs and expenses of planting, replanting and replacing flowers, shrubbery and planters in the Common Areas; the cost of water services, if any, furnished by Landlord for the non-exclusive use of all tenants; costs and expenses of disposal of fluorescent light bulbs and ballasts in building standard lighting fixtures; costs (including finance charges) of improvements to the Building, equipment or capital items that are designed to increase safety, decrease Operating Expenses, improve energy efficiency or expand telecommunications service; the cost of replacing existing equipment or systems or other costs incurred for the purpose of complying with the directives of a public or quasi public entity or authority; costs of complying with all governmental regulations, including, without limitation, the disposal of chlorofluorocarbons and compliance with Title III of the Americans With Disabilities Act of 1990 ("ADA") or any other Maryland statute regarding barriers; costs of independent contractors; fees; owner's association assessments; Landlord's share of expenses under any declaration, covenant, or other agreement recorded among the Land Records of Howard County and applicable to the Project; and all other costs and expenses properly incurred in the operation and maintenance of the Project.

         1.10 "PERMITTED USE" means office, lab and/or warehouse use in connection with Tenant's business operations, and no other use whatsoever.

         1.11 "PREMISES" means the 8,520 rentable square foot area known as Suite G, and shown outlined on Exhibit "A-1", located within the Building.



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         1.12 "PROJECT" means the four-building industrial center commonly known as Snowden Center, containing One Hundred and Forty Thousand, Four Hundred Thirty-Eight (140,438) rental square feet and located on Oakland Mills Road in Columbia, Maryland 21045 together with all improvements and appurtenances which Project is more particularly described in Exhibit "A" attached hereto.

         1.13 "PROPERTY" shall mean the land upon which the Building is located and the Building.

         1.14 "REAL ESTATE TAXES" means all general and special real estate taxes, special assessments, including Howard County Business, Professional, and Occupational License Tax ("BPOL"), Columbia Parks and Recreation Association charges, any state or local business personal property tax, and other ad valorem taxes, levies and assessments (net of any refund) paid upon or in respect of the Building, the Property or the Project, or the rents therefrom; real estate rental, receipt or gross receipt tax or any other tax on Landlord (excluding Landlord's income taxes), and any metropolitan district water and sewer charges and other governmental charges which customarily are part of the real estate tax bill issued by the governmental authorities charged with such responsibility;, and all taxes or other charges imposed in lieu of any such taxes, including fees of counsel and experts which are reasonably incurred by, or reimbursable by, Landlord in contesting any such taxes or in seeking any reduction in the assessed valuation of the Building or the Land or a judicial review thereof. If any such application or review results in a refund on account of any prior assessment, after payment of reasonable expenses incurred in connection therewith (whether by Landlord, Tenant or other tenants of the Building), then, if Tenant is not in default hereunder, Landlord will reimburse Tenant Tenant's proportionate share of the refund applicable to the Lease Term.

         1.15 "RENT" means Base Rent and all Additional Rent, as the same may be adjusted from time to time.

         1.16 "RENTAL DEPOSIT" means an amount equal to Nine Thousand Nine Hundred Forty dollars ($9,940.00), payable in accordance with Section 3.01.

         1.17 "SECURITY DEPOSIT" means an amount equal to Fifteen Thousand Seven Hundred Fifty Five and 21/100 dollars ($15,755.21), which amount is currently being held by Landlord pursuant to the terms of the Prior Lease (hereinafter defined) and which shall continue to be held for the Term of this Lease in accordance with Section 3.05.

         1.18 "TENANT'S ADDRESS FOR NOTICE means K-D Medical, Inc., 6935 G Oakland Mills Road, Columbia, Maryland 21045

         1.19 "TENANT'S AGENTS" includes any agent, officer, employee, servant, partner, independent contractor, licensee, invitee, or visitor of Tenant.

         1.20 "TENANT'S SHARE" means six and seven hundredths percent (6.07%), being based on the ratio of the rentable area of the Premises to the rentable area of all premises in the Project (8,520/140,438).

         1.21   "TENANT'S TRADE NAME" means K-D Medical.

         1.22 "TERM" means the period of approximately ten (10) years commencing on the date that the Premises are delivered to Tenant (the "Commencement Date") and expiring at 5:00 p.m. on the last day of the month in which the tenth (10th) anniversary of the Commencement Date occurs (the "Expiration Date"), unless earlier terminated pursuant to the Lease. The targeted Commencement Date is December 1, 2005, and the targeted Expiration Date is November 30, 2015. If Landlord does not deliver possession of the Premises by the Commencement Date, or any other date scheduled or targeted as the Commencement Date, Landlord shall not have any liability whatsoever to Tenant on account of such failure to deliver possession of the Premises to Tenant and this Lease shall not be rendered void or voidable as a result of such delay. However, under such circumstances, unless such delay is caused by Tenant or Tenant's contractors, the Commencement Date shall be postponed until possession of the Premises is delivered to Tenant or the Premises are available for occupancy by Tenant. If the actual Commencement Date differs from the targeted Commencement Date as set forth in this Section 1.22, Landlord and Tenant shall execute a Declaration of Lease Commencement, substantially similar to the form attached hereto as Exhibit "C," after the Commencement Date and Expiration Date have been ascertained. Tenant's failure to execute the Declaration of Lease Commencement within five
(5) days of notice from Landlord shall constitute Tenant's acknowledgement of the truth of the facts contained in the Declaration of Lease Commencement delivered by Landlord to Tenant.

         1.23 DEFINITION OF "LEASE YEAR." The first Lease Year will begin on the Commencement Date and end on the last day of the twelfth (12th) full calendar month thereafter. The second Lease Year will being on the first day of the thirteenth (13th) full calendar month during the Term and extend for a period of twelve (12) full calendar months. Each subsequent Lease Year will begin on the annual anniversary of the first day of the second (2nd) Lease Year and extend for twelve (12) full calendar months.



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2.00     GRANT OF PREMISES

         2.01 TENANT'S POSSESSION AND USE OF PREMISES. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term, together with a nonexclusive, nontransferable license to use the Common Areas. Tenant shall use the Premises for the Permitted Use, and for no other purpose. Tenant shall not use the Premises, nor suffer the Premises to be used, for any unlawful purpose or in any unlawful manner or in violation of any valid regulation of any governmental body, or in any manner to (i) create any nuisance or trespass; (ii) vitiate any insurance carried by Landlord or on Landlord's behalf; (iii) alter the classification or increase the rate of any insurance on the Building; or (iv) use the Building or Property for or cause any disruptive, harassing or outrageous conduct. Tenant shall not commit waste, overload the floors or structure of the Building, or take any action that would impair or alter parking spaces on the Property. Tenant shall not keep within or about the Premises not use or allow the Premises to be used for any impermissible purposes pursuant to Section 6.02. In the event of any such waste, damage or manner of use by Tenant, immediately upon written notice to Tenant at the Premises, Tenant shall take such steps as are reasonably necessary to cease and repair the same, failing which Landlord shall be entitled to take such steps and Tenant shall pay to Landlord, upon demand, Landlord's cost thereof. In addition, if the use or occupancy of the Premises, the conduct of business in the Premises or any act or omission of Tenant in the Premises or the Property, causes or results in any increase in premiums for the insurance carried from time to time by Landlord with respect to the Property, Tenant shall pay to Landlord on demand Landlord's cost of any increase in premiums. Use of the Premises is subject to all covenants, conditions and restrictions of record. Tenant shall not permit any objectionable odors or noises to emanate from the Premises. Tenant hereby agrees to defend, indemnify and hold Landlord and the Property harmless from and against any and all costs, damages, expenses, and liabilities (including reasonable attorneys' fees) arising out of or related to any breach of this
Section 2.01. Tenant shall, at its sole expense, promptly observe and comply with all statutes, laws, ordinances, rules, regulations, orders and requirements of all governmental, quasi-governmental or regulatory authorities applicable to the Premises and the conduct of its business, and with Landlord's rules and regulations (the "Rules and Regulations") promulgated from time to time and applicable to the Premises and the Common Areas. The current Rules and Regulations are attached hereto as Exhibit "D". Subject to this Lease and so long as Tenant is not in default hereunder, Tenant shall have the quiet enjoyment of the Premises without hindrance on the part of Landlord. Tenant shall comply with all governmental laws, rules, regulations and the like. The nitrogen tank located behind the building in which Suite 6935 G is located (hereinafter, the "Nitrogen Tank") shall remain in place and shall continue to be used by the previous tenant following the Commencement Date. Tenant consents to the Nitrogen Tank remaining in place and shall not interfere with the previous tenant's use of the Nitrogen Tank. Prior to the expiration of the term of the previous tenant's lease, the Nitrogen Tank shall be removed by the previous tenant. Tenant consents to the removal of the Nitrogen Tank at such time.

         2.02 SURRENDER OF PREMISES AND HOLDOVER. On the Expiration Date Tenant shall remove from the Premises all of its furniture, trade fixtures, equipment and other personal property, and such of any alterations installed by or on behalf of Tenant as Landlord may require Tenant to remove, repair any damage caused by their installation or removal, and surrender vacant possession of the Premises, clean, broom-swept and in their original condition, subject to ordinary wear and tear and unavoidable casualty. In addition, unless Landlord desires that the following items remain in the Premises at the expiration of the Term, Tenant shall remove the following items from the Premises on or before the Expiration Date: (i) all Clean Room mechanical equipment; (ii) all equipment and furniture; (iii) telephone/data and fire systems specific to Tenant; (iv) air tank and hoses; (v) sink pump (Tenant shall restore to Building standard); (vi) exhaust fans and hoods (Tenant shall patch roof and deck); (vii) Clean Room HVAC and condensers only; (viii) vacuum system; and (ix) high bay lighting (Tenant shall restore to Building standard). Tenant shall also replace burned out lights, exit and emergency lights. Any personal property of Tenant not removed within ten (10) days following the expiration or earlier termination of the Lease shall be deemed to have been abandoned by Tenant and to have become the property of Landlord, and may be retained or disposed of by Landlord, as Landlord shall desire, in accordance with applicable law. If Tenant remains in possession of the Premises after the Expiration Date, such occupancy shall be deemed to be a tenancy from month-to-month, on all of the terms, covenants, conditions and rentals of the Lease insofar as they are applicable to a monthly tenancy, except that the Monthly Base Rent shall be increased to an amount equal to the greater of (i) one hundred fifty percent (150%) of the then fair market value of the Premises or (ii) one hundred fifty percent (150%) of the Monthly Base Rent applicable in the last month of the Term, and Tenant shall be liable for all losses suffered by Landlord as a result of Tenant's failure to timely vacate.

         2.03 LANDLORD TO HAVE ACCESS TO THE PREMISES. Landlord and Landlord's Agents shall have the right, but not the obligation, to enter the Premises from time to time during all reasonable hours (or at any time and by forcible means in an emergency or when Tenant is unavailable during business hours) to inspect same, to make improvements or repairs to the Premises or the Building, to show the Premises to prospective purchasers, tenants, and lenders, or for any other reason, in Landlord's reasonable judgment. Except in the event of an emergency when no notice shall be required, Landlord shall give Tenant reasonable prior notice of any entry by Landlord or Landlord's Agents (which notice may be oral or written). Landlord shall have the right to place "For Sale" signs, and during the last twelve (12) months of the Term, "For Rent" signs, on the Premises. Landlord shall, during entry to the Premises, exercise reasonable efforts to minimize any interference with Tenant's business operations. No entry by Landlord shall constitute a breach of Landlord's covenant for quiet enjoyment.



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         2.04 DELIVERY OF PREMISES. Landlord shall deliver the Premises, and
Tenant shall accept same in its as-is condition (except as set forth on Exhibit "B"), on the Commencement Date described in Section 1.22, or so soon thereafter as Landlord is able to deliver same. The equipment specified in Exhibit "E" shall be in the Premises on the Commencement Date. If Landlord does not deliver possession of the Premises by the Commencement Date, or any other date scheduled or targeted as the Commencement Date, Landlord shall not have any liability whatsoever to Tenant on account of such failure to deliver possession of the Premises to Tenant and this Lease shall not be rendered void or voidable as a result of such delay. However, under such circumstances, unless such delay is caused by Tenant or Tenant's contractors, the Commencement Date shall be postponed until possession of the Premises is delivered to Tenant or the Premises are available for occupancy by Tenant. Tenant acknowledges that Landlord's ability to deliver the Premises is subject to: (i) the current tenant, Paratek Microwave, Inc., vacating the Premises pursuant to the terms of its agreement with Landlord; and (ii) Landlord obtaining permits for the construction of the Improvements. Notwithstanding the foregoing, if the Commencement Date has not occurred within nine (9) months after the targeted Commencement Date either party shall have the right, as its sole remedy, to terminate this Lease on thirty (30) days notice given prior to the Commencement Date, but if the Premises are delivered within such thirty (30)-day period the termination notice will be null and void.

         2.05 INTENTIONALLY OMITTED.

         2.06 RENEWAL OPTION. (a) Tenant has the conditional right to extend the term of the Lease for an additional term (the "Option Term") of five (5) years beyond the Term at the Base Rent set forth in paragraph (b) below and upon the same terms and conditions set forth herein (except that there will be no further privilege of extension), provided that the following conditions are met:

                  (i) Tenant notifies Landlord of its election to exercise the right of renewal granted hereby at least nine (9) months and no more than twelve
(12) months prior to the expiration of the initial Term (defined in Section 1.22 hereof);

                  (ii) at the time of the exercise of such right and for the remainder of the Term thereafter, there is no existing default which is not remedied within the applicable cure periods set forth in this Lease;

                  (iii) that the Lease has not terminated prior to the commencement of the Option Term; and

                  (iv) at the time of the exercise of such option and for the remainder of the Term thereafter, the original named Tenant is in possession of and occupying the entire Premises [it being the intent of the parties that this option is personal to the original named Tenant hereunder (i.e., it does not inure to the benefit of any subsequent Tenant, subtenant or assignee of the Lease) and if such original named Tenant is no longer in possession of and occupying the entire Premises, then this option is void].

         (b) During the first year of the Option Term, Tenant shall pay Landlord Base Rent equal to the greater of: (i) 103% of the base rental rate payable hereunder by Tenant (notwithstanding any abatements thereof) during the one year period immediately preceding the commencement of the Option Term; or (ii) the fair market rent for the Premises, as determined by Landlord in its reasonable discretion. During the Option Term, Base Rent shall continue to escalate by 3% per year.

         (c) Prior to the commencement of the Option Term, upon the request of Landlord, Tenant hereby agrees to execute an amendment to the Lease memorializing said extension of the Term. If Tenant fails to timely notify Landlord of its desire to exercise the renewal option granted hereby, then Tenant shall be deemed to have conclusively waived its renewal option.

3.00     RENT

         3.01 PAYMENT OF BASE RENT. Upon the execution of this Lease by Tenant, Tenant shall deliver the Rental Deposit to Landlord, and it shall immediately become the property of Landlord, to be applied, on the Commencement Date, toward the first full monthly Base Rent payment then due hereunder. Thereafter, installments of Base Rent shall be paid monthly, in advance, without demand, notice, deduction, offset or counterclaim, on the first day of each month. All such installments for any partial month shall be prorated on a per diem basis. If the Term begins on other than the first (1st) day of a month, Base Rent from that date until the first (1st) of the next succeeding month will be prorated on the basis of the actual number of days in each such month and shall be payable in advance on the Commencement Date.



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         3.02 PAYMENT OF OPERATING EXPENSES. (a) Tenant shall be responsible for the payment of Tenant's Share of Operating Expenses. Prior to the Commencement Date, and then at the beginning of each year (which may be a calendar year or other twelve-month period selected by Landlord from time to time) Landlord shall furnish Tenant with Landlord's reasonable estimation of Tenant's Share of Operating Expenses for the forthcoming year, and Tenant shall pay same in equal monthly installments, in advance and without prior demand, together with Base Rent. After the end of each year a reconciliation and adjustment shall be made based on the actual cost incurred by Landlord for Operating Expenses in respect of such year.

         (b) Beginning on the first day of the second Lease Year and ending on the last day of the Term for the purpose of calculating Tenant's Share of Operating Expenses, Landlord's Controllable Operating Expenses (as defined below) shall be limited to the Controllable Operating Expense Cap (as hereinafter defined). The Controllable Operating Expense Cap shall be an amount equal to Landlord's actual Controllable Operating Expenses for the first Lease Year increased by six percent (6%) annually, on a cumulative basis. [By way of illustration only, if the actual per square foot Controllable Operating Expenses are $7.00 during the first Lease Year, the Control Operating Expense Cap for the second Lease Year will be $7.42 ($7.00 x 1.06), and the Controllable Operating Expense Cap for the third Lease Year will be $7.87 ($7.42 x 1.06)]. For the purposes hereof the term "Controllable Operating Expenses" shall mean all Operating Expenses except: sales, use and any other taxes, cost of insurance, costs of procuring and providing utility services, snow removal costs, union labor costs (to the extent controlled by a collective bargaining agreement), costs associated with procuring permits and licenses, and costs of complying with all governmental laws and regulations.

         (c) At any time within sixty (60) days of Landlord's delivery of the aforesaid year-end reconciliation statement regarding Operating Expenses (but not more than once per year), a certified public accounting firm retained by Tenant (such firm being referred to herein as an "Auditor") may, upon at least twenty (20) business days prior written notice, inspect Landlord's records pertaining to such Operating Expenses assessed by Landlord as set forth in such Landlord's statement. Landlord or its agents shall produce said records at Landlord's offices within twenty (20) business days' of Landlord's receipt of the written request of Tenant. No such audit may be conducted on a contingency basis by the Auditor (and therefore no portion of the fee or other compensation payable to the Auditor may in any way be tied to the results of such audit), and any such audit conducted on such basis shall be deemed void for the purposes hereof. If Tenant's audit shall conclusively disclose an over billing by Landlord (and commensurate overpayment by Tenant) of the amount actually owed for such period, Landlord shall promptly credit the amount of such overpayment against Tenant's next due installment of Operating Expenses. The results of such audit shall be kept confidential by Tenant and its Auditor, and at Landlord's request, such Auditor must agree in writing (in a commercially reasonable form) to keep the results of such audit confidential and not to reveal the same to any parties other than Landlord and Tenant.

         3.03 UTILITIES. Tenant shall be solely responsible for contracting with the appropriate utility companies for utility services rendered or furnished to the Premises throughout the Term, including, without limitation: (i) heating and air conditioning; (ii) electricity; (iii) lighting within the Premises; (iv) janitorial services; (v) trash removal; and (vi) gas. The cost of all such utility services, together with all taxes, levies and other charges on such utilities, shall be borne by Tenant. Tenant shall promptly pay all bills for such utilities. Notwithstanding the foregoing, Landlord shall furnish to the Premises throughout the Term hot and cold water from points of supply. Landlord shall not be liable for any failure to furnish, or for any loss, injury or damage caused by or resulting from any variation, interruption or failure of utility services. The cost of all services provided by Landlord hereunder shall be included within Operating Expenses unless charged directly (and not as part of Operating Expenses) to Tenant or another tenant of the Project.

         3.04 PAYMENT OF REAL ESTATE TAXES. Tenant shall be responsible for the payment of Tenant's Share of Real Estate Taxes. Prior to the Commencement Date, and then at the beginning of each year (which may be a calendar year or other twelve-month period selected by Landlord from time to time) Landlord shall furnish Tenant with Landlord's reasonable estimation of Tenant's Share of Real Estate Taxes for the forthcoming year, and Tenant shall pay same in equal monthly installments, in advance and without prior demand, together with Base Rent. After the end of each year, a reconciliation and adjustment shall be made based on the actual cost incurred by Landlord for Real Estate Taxes in respect of such year.



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         3.05 SECURITY DEPOSIT. Landlord and Tenant are parties to a Lease
Agreement, dated June 13, 2000, as amended by that certain Rider attached to and made a part of the Snowden Center Agreement of Lease, dated June 13, 2000 and the First Amendment to Lease Agreement dated April 28, 2005 (collectively, the "Prior Lease"), whereby Landlord leased to Tenant approximately 6,875 leasable square feet of certain real property identified as Suite A, located in the Building for a term extending through November 30, 2005 (the "Prior Lease Term"). Pursuant to the terms of the Prior Lease, Landlord is holding a security deposit of $15,755.21 (the "Security Deposit"). Upon the expiration of the Prior Lease Term, notwithstanding any provision of the Prior Lease to the contrary, Landlord shall continue to hold the Security Deposit pursuant to the terms of this Section 3.05 to secure the performance by Tenant of Tenant's covenants and obligations hereunder, and it shall immediately become the property of Landlord. The Security Deposit shall not be considered an advance payment of Rent. It is agreed that Landlord may, during the continuance of any Tenant default and in Landlord's sole discretion, apply the Security Deposit or any part thereof towards the payment of the Rent and all other sums payable by Tenant under this Lease, and toward the performance of each and every one of Tenant's covenants under this Lease. If Tenant timely and faithfully performs all of its obligations hereunder, Landlord shall refund the Security Deposit to Tenant, without interest and less any sums expended by Landlord to cure any default of Tenant, within forty five (45) days after the expiration or sooner termination of this Lease. If Landlord uses any portion of the Security Deposit, Tenant shall reimburse Landlord for the amount so used within ten (10) days of demand, failing which Tenant shall be in default of this Lease without further notice or cure period. In the event of the sale or transfer of Landlord's interest in the Building, the Property or this Lease, Landlord shall transfer the Security Deposit to the purchaser or transferee, in which event Tenant shall look only to the new landlord for the return of the Security Deposit and Landlord shall thereupon be released from all liability to Tenant from the return of the such Security Deposit.

         3.06 PARTIAL OCCUPANCY. If the Building is not fully occupied during any year, (or if any tenant provides itself with any service or Utilities which Landlord provides as a part of Operating Expenses, or is separately assessed for Real Estate Taxes) Operating Expenses, Real Estate Taxes and Utilities for such year shall be grossed up to reflect ninety -five percent (95%) occupancy, using sound accounting and management principles consistently applied.

         3.07 PAYMENTS GENERALLY. All rentals and other charges hereunder shall commence to accrue and become payable in accordance with the terms hereof on the Commencement Date. All payments required to be made by Tenant under this Lease shall be deemed to be rent and shall be collectible as such, shall be in lawful money of the United States, and shall be timely delivered to Landlord's Address for Notice, with no deduction, offset, abatement, credit or the like, except as expressly be provided herein. Each late payment shall incur a late charge fee in the amount of five percent (5%) of such payment to cover extra tracking and handling expenses. All amounts owed by Tenant to Landlord under this Lease which are overdue shall bear interest at the rate of 12% per annum from the date due until paid. The tender by Tenant of a lesser amount than due shall be treated as a payment on account notwithstanding any endorsement or statement to the contrary on the payment or in any cover letter, and Landlord's acceptance of such lesser amount shall not constitute a waiver of any other available right or remedy.


4.00     MAINTENANCE AND REPAIRS

         4.01 TENANT REPAIRS. Except for those items for which Landlord is responsible by virtue of Section 4.03 below, Tenant shall, at its own cost and expense, clean, repair, maintain and replace the interior of the Premises and any improvements, equipment and fixtures therein, including without limitation, all interior and exterior doors, door jambs and frames, drive-in doors, dock doors, dock collars and levelers, locks and hardware, and all interior and exterior windows, window casings and sills; all interior walls, floors, coverings and ceilings, all interior painting and decorating of the Premises, replacement of approved signs, repairs, maintenance and replacements of all interior electrical, interior plumbing, interior and exterior heating, ventilating, and air conditioning equipment and systems that serve the Premises, so as to keep them in first class condition and in compliance with the requirements from time to time of all governmental authorities having jurisdiction, and lighting and other fixtures and equipment inside the Premises whether or not they were initially installed at Landlord's expense. Landlord warrants that the HVAC system shall be in good working order upon the Commencement Date. All repairs, maintenance and/or replacements made by Tenant shall be subject to Landlord's prior written approval, which will not be unreasonably withheld provided that the same are at least equal in quality and class to the original work and/or fixtures and equipment. Landlord shall have the right, at its option, to perform on behalf of Tenant any repair or replacement approved by Landlord and one hundred ten percent (110%) of the cost and expense incurred shall be due within thirty (30) days of demand. In furtherance of the above, Tenant will obtain a maintenance, repair and service contract on the HVAC system of the Premises, said contract to be on such terms and with such company as shall be reasonably approved by Landlord. Tenant shall promptly place all of its refuse in the trash receptacles provided for this purpose and shall not allow same to accumulate within the Premises or anywhere on the Common Areas. It is understood and agreed that all property of Tenant kept, stored or maintained in the Premises or the Project shall be at the sole risk of Tenant. Tenant agrees at its sole cost and expense to comply with all present and future laws regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash.

         4.02. FAILURE TO MAKE REPAIRS. If Tenant fails to make any such repairs, after five (5) days prior written notice, Landlord may, but shall not be obligated to, make them for the account of Tenant and Landlord's costs in so doing will be Additional Rent which will be payable by Tenant to Landlord with the next monthly installment of Base Rent due hereunder. If Landlord elects to make the repairs Tenant failed to make, Landlord reserves the right to interrupt the supply of electricity, water, sewer, heat, air conditioning, gas and other utilities to the Premises, and also to suspend the operation of the air conditioning or heating system while such repairs, alterations or improvements are being completed. Landlord will pursue all work with reasonable dispatch and will use reasonable efforts to minimize any disruption. There will be no abatement in Rent, nor shall Landlord in any way be liable to Tenant because of any such interruption or suspension.

         4.03. LANDLORD REPAIRS. Except in the case of damage by casualty as described in Section 4.05 below, and except as required to be repaired and maintained by Tenant under Section 4.01 above, Landlord shall, as a part of Operating Expenses, (i) maintain and repair the foundations, roof and exterior walls (excluding store fronts, plate glass windows and window frames, doors and door frames, docks, dock doors and dock levelers, and the interior of walls, all of which shall be the sole responsibility of Tenant) of the Building and the common areas and facilities for the furnishing of various utilities (except to the extent that the same are the obligation of any public utility company or of any tenant in the Project, including Tenant); and (ii) clean, landscape, repair, maintain, and replace the Common Areas, and keep same reasonably free of snow, ice and other obstructions. Landlord will not be required to make any repair necessitated by reason of any act or omission of Tenant, Tenant's Agents, or anyone claiming under Tenant or caused by any alteration, addition or improvement made by Tenant or anyone claiming under Tenant and if Landlord does make any such repairs, Tenant will reimburse to Landlord the cost incurred by Landlord in so doing as Additional Rent with the monthly installment of Base Rent first due after Landlord bills Tenant for such costs. Landlord will have no liability to Tenant for failure to make repairs. Landlord shall be under no responsibility or liability for failure or interruption in the services set forth in (ii) above, nor in any event for any indirect or consequential damages. Failure or omission on the part of Landlord to furnish such service shall not be construed as an eviction of Tenant, nor work an abatement of Rent, nor render Landlord liable in damages, nor release Tenant from prompt fulfillment of any of the covenants under this Lease.

         4.04 INITIAL IMPROVEMENTS. On the Commencement Date, Tenant shall accept possession of the Premises in their "as-is" condition, and Landlord shall not be required to perform any improvements whatsoever to the Premises, except as set forth on Exhibit "B." All work necessary to improve, furnish, fixture, equip, stock, and decorate the Premises for Tenant's Permitted Use shall be performed by Tenant, at its sole cost and expense, in accordance with Section
4.05 below. Tenant represents that it has thoroughly examined the Project (including without limitation the Premises and the Building) and is aware of, and accepts, the existing condition thereof.

         4.05 TENANT ALTERATIONS. Tenant shall not make any installations, alterations, improvements, or the like to the Premises without in each case first obtaining Landlords written consent. Landlord may grant or withhold its consent in its sole and absolute discretion in the case of any proposed installation, alteration, improvements, or the like which (i) may affect the structure of the Premises, or (ii) are on the exterior of the Premises, or (iii) require cutting or drilling into the Premises, or securing of any item to any part of the Premises, or penetrating the roof. If Landlord elects to require that alterations, installations, changes, replacements, additions or improvements made by Tenant to the Premises be removed at the termination of this Lease, then Landlord shall so notify Tenant at the time consent is granted and Tenant hereby agrees to cause the same to be removed at its sole cost and expense prior to the termination of this Lease. If Tenant fails to remove the same, then Landlord may cause them to be removed at Tenant's expense, and Tenant hereby agrees to reimburse Landlord for the cost of such removal, together with any and all damages which Landlord may suffer and sustain by reason of Tenant's failure to remove the same. If Landlord does not elect to require that any or all of the alterations, installations, changes, replacements, additions to or improvements made by Tenant to the Premises be removed at the termination of this Lease, then such alterations, installations, changes, replacements, additions to or improvements made by Tenant to the Premises shall remain at the termination of this Lease and shall become the property of Landlord. Tenant shall immediately discharge any lien which is filed against the Premises or the Project as a result of work performed by or on behalf of Tenant. Tenant shall not, without first obtaining Landlord's prior written consent as to the size, design, location, type of composition or material and lighting thereof, display any sign, logo, lettering, or the like on the outside of the Premises, the Building or the Project, or on the inside of the Premises in such a manner as to be visible from the outside. Tenant shall maintain any sign, logo, lettering, or the like in good condition and repair at all times, and shall pay any taxes imposed thereon. Notwithstanding the foregoing, Building standard signage shall be available to Tenant at Tenant's expense.

         4.06 RESTORATION AFTER DAMAGE BY CASUALTY. If this Lease is not terminated in accordance with Section 4.06 below, and subject to Landlord's ability to obtain the necessary permits, if the Premises are damaged or destroyed by fire or other casualty insured against by Landlord ("Casualty") and not caused by the negligence of Tenant or those over whom it exercises control, Landlord shall diligently commence to settle its insurance claims and restore the Premises, but shall not be obligated to expend an amount in excess of the insurance proceeds recovered. However, Landlord shall not be obligated to restore any improvements, furniture, fixture, equipment or other property that is not Landlord's property. Upon notification that Landlord's restoration work is substantially complete Tenant shall forthwith complete the restoration of its improvements (but shall not be entitled to any allowance, abatement, or other inducement or concession that may have been available in connection with the original construction of the Premises) within ninety (90) days of Landlord's notice. If the Premises are damaged by a Casualty to the extent of complete or partial untenantability, all rents (except for Utilities) shall abate proportionately from the date of the Casualty until the Premises are substantially restored to the extent required of Landlord.

         4.07 TERMINATION AFTER DAMAGE BY CASUALTY. Landlord shall have the right to terminate this Lease on notice to Tenant given within ninety (90) days of a Casualty if (i) insurance proceeds are unavailable or insufficient to restore the Premises as required of Landlord, or if Landlord's mortgagee does not make them available for such restoration, (ii) the Premises have been materially damaged and there is less than two (2) years of the Term remaining on the date of the casualty, (iii) Landlord is not permitted by law to rebuild the Building or the Property in substantially the same form as existed before the fire or casualty, or (iv) more than forty (40%) of the Premises are damaged, or the Premises and/or the Building and/or the Project are damaged to such an extent as to make restoration uneconomical, and in such event the parties shall be relieved of any further obligation hereunder accruing after the termination date.

         4.08 CONDEMNATION. If any of the Premises is taken or condemned to an extent that Tenant is unable to continue to use the Premises in the manner and for the purpose for which they were leased, either party shall have the option to terminate the Lease as to such Premises only, on notice given to the other within thirty (30) of notification of such taking, and such termination shall be effective on the date on which Tenant is obligated to yield possession. All compensation awarded for such taking of the fee and the leasehold shall belong to the Landlord, but Landlord shall not be entitled to any portion of any award made separately to Tenant for the cost of removing its fixtures and inventory.

         4.09 ADA COMPLIANCE. Nothing contained in this Lease is intended to prevent or prohibit compliance by either party with Title III of the Americans With Disabilities Act of 1990 ("ADA") nor is any provision of this Lease intended to violate ADA, and any provision that does so is hereby modified to allow compliance or deleted as necessary. Tenant indemnifies Landlord and Landlord's Agents for all costs, liabilities and causes of action occurring or arising as a result of Tenant's failure to comply with ADA or as a result of any violation of ADA by Tenant or Tenant's Agents, and, at Landlord's option, Tenant will defend Landlord and Landlord's Agents against all such costs, liabilities and causes of action. Breach of this Section 4.08 is a default under this Lease.

         4.10 MOLD. It is generally understood that mold spores are present essentially everywhere and that mold can grow in most any moist location. Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control, especially in kitchens, janitor's closets, bathrooms, break rooms and around outside walls, for mold prevention. Tenant has inspected the Premises and certifies that, to the best of its knowledge, there is not observable mold, mildew or moisture within the Premises. Tenant agrees to maintain the Premises in a way that does not provide conditions for mold growth. Tenant agrees to immediately notify Landlord if mold, mildew or moisture conditions are observed and take immediate action to correct conditions which led to the mold growth. Landlord represents that, to the best of Landlord's knowledge, there is no observable mold, mildew or moisture within the Premises.

5.00     INSURANCE

         5.01 TENANT'S INSURANCE. Tenant shall, at its own cost and expense, secure and maintain the following insurance with insurers reasonably acceptable to Landlord: (i) fire and extended coverage insurance, including without limitation sprinkler damage, for the full replacement value of the contents of the Premises, including without limitation Tenant's improvements, plate glass, furniture, fixtures, equipment and inventory; (ii) commercial general liability insurance including without limitation coverage for contractual liability covering Tenant's obligations hereunder in which the limits of liability shall not be less than two million dollars ($2,000,000) combined single limit, per occurrence, for bodily injury and property damage; (iii) during the course of any construction work by or on behalf of Tenant on or about the Premises, builders "all-risk" insurance with extended coverage in completed value, non-reporting form, and (if required by Landlord, acting reasonably) performance bonds to ensure completion of such work; and (iv) such other insurance coverage, limits and/or endorsements as Landlord or any mortgagee of the Project may reasonably require from time to time. All such policies shall be primary and non-contributing with any coverage that Landlord may carry, shall name Landlord (and/or Landlord's mortgagees and/or managing agent, if requested) as loss payee or as additional insured (as the case may be), and shall contain a long-form lender's loss payable endorsement providing for Landlord to receive written notice at least thirty (30) days prior to any alteration or cancellation. Such insurance may be carried under a blanket policy or policies provided that the proceeds from such policies shall not be less than would have been available if the insurance had been obtained under separate or non-blanket policies had been obtained under separate or non-blanket policies.

         5.02 WAIVERS. Tenant hereby waives any right of recovery it may from time to time have against Landlord with respect to liability for damage to property covered by the insurance required to be carried by Tenant hereunder. Tenant shall require its fire and extended coverage insurers to include an express waiver of any right of subrogation which the insurer may have against Landlord. Tenant shall furnish to Landlord from time to time upon ten (10) days request a current duplicate original insurance policy, or Evidence of Insurance in form ACORD 25-S or ACORD 27 (whichever is applicable), evidencing the coverage and endorsements above required, failing which Landlord shall have the right, but not the obligation, to purchase the required insurance on Tenant's behalf and one hundred fifteen percent (115%) of the amount incurred shall be due from Tenant as Additional Rent.

         5.03 INDEMNIFICATION BY TENANT. To the extent permitted by law, Landlord and Landlord's Agents shall not be liable to Tenant, Tenant's Agents, Tenant's customers, clients, family members, assignees, subtenants or guests, or to any other person or entity for whom Tenant is responsible. Tenant shall indemnify, save harmless and defend Landlord and Landlord's Agents from and against all claims, damages (including indirect and consequential damage), costs, liabilities, losses and the like (including without limitation reasonable legal fees, court costs and the like) incurred in connection with loss of life, bodily injury and damage to property (including without limitation the property and person of Tenant and Tenant's Agents) arising from or relating to any cause whatsoever, including but not limited to the following: (i) any occurrence in, on or about the Premises, and any loading platform or other area outside of the Premises allocated to Tenant's use, except if directly and solely caused by the gross negligence of Landlord or Landlord's Agents, (ii) Tenant's use or occupancy of the Premises, or (iii) any act or omission of Tenant, Tenant's Agents, Tenant's customers, clients, family members, assignees, subtenants or guests, or attributable to property of Tenant on the Common Areas.

         5.04 LANDLORD'S LIABILITY EXCLUDED. Notwithstanding anything to the contrary herein, Landlord shall have no liability whatsoever for any injury or death to persons or loss or damage to property caused by (i) fire, smoke, explosion, falling plaster, falling ceiling tiles, falling stucco, falling fixtures, steam, gas, fumes, vapors, electricity, water, rain, flood, snow, sleet, ice, dampness, sewer or down spout backups, or leaks, including without limitation from pipes, sprinklers, appliances, wiring, plumbing, roofs, windows, subfloors or ceilings, (ii) any third party including without limitation occupants of adjacent premises or property, or any private, public or quasi-public work, or (iii) the failure or interruption of any utility, trash removal or other service, whether provided directly by a third party or through Landlord, in each case unless directly and solely caused by the gross negligence of Landlord. Landlord shall have no liability for consequential, indirect or punitive damages, and Tenant waives any right it may have to claim same.

         5.05 LANDLORD EXCULPATION. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord's Agents hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord's Agents shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the

Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), and neither Landlord, nor any of the Landlord's Agents shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

6.00     HAZARDOUS MATERIALS

         6.01 HAZARDOUS MATERIALS DEFINED. "Hazardous Materials" shall mean any substance, chemical, waste, product or the like which now or in the future is identified as hazardous, toxic, dangerous or the like, or is regulated or otherwise subject to any Environmental Laws, including, but not limited to, asbestos, polychlorinated biphenyls, urea formaldehyde insulation, and any substance which requires reporting, registration, notification, removal, abatement or special treatment, storage, handling or disposal under any Environmental Laws. The term "Environmental Laws" shall mean all existing and future Federal, state and local laws, regulations, ordinances and the like relating to the environment, as amended from time to time. Environmental Laws currently include, but are not limited to, the following: the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss.6901 et. seq.) ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ss.9601 et. seq.) ("CERCLA"), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. ss.ss.11001, et. seq.) ("EPCRA"), the Occupational Safety and Health Act of 1970 (29 U.S.C. ss.651 et. seq.) ("OSHA") and the Toxic Substances Control Act (15 U.S.C. ss.ss.2601 et. seq.) ("TSCA").

         6.02 ENVIRONMENTAL COMPLIANCE. Tenant will not use or permit the Premises to be used in violation of any Environmental Regulations (as defined below). Tenant assumes sole and full responsibility for, and will remedy at its cost, all such violations, provided that Tenant must first obtain Landlord's written approval of any remedial actions, which approval Landlord may not unreasonably withhold. Tenant will not use, generate, release, store, treat, dispose of, or otherwise deposit, in, on, under or about the Premises, any Hazardous Materials, nor will Tenant permit or allow any third party to do so, without Landlord's prior written consent. The foregoing shall not preclude Tenant from using materials commonly used in a business office setting, provided that Tenant properly uses, handles and disposes of the same in accordance with applicable law and the manufacturers instructions with respect thereto. Landlord's election to conduct inspections of the Premises is not approval of Tenant's use of the Premises or any activities conducted thereon, and is not an assumption by Landlord of any responsibility regarding Tenant's use of the Premises or Hazardous Materials. Tenant's compliance with the terms of this
Section 6.02 and with all Environmental Regulations is at Tenant's sole cost. Tenant will pay or reimburse Landlord for any costs or expenses incurred by Landlord, including reasonable attorney's, engineers', consultants' and other experts' fees and disbursements incurred or payable to determine, review, approve, consent to or monitor the requirements for compliance with Environmental Regulations, including, without limitation, above and below ground testing. Landlord and Landlord's Agents are hereby authorized to enter upon the Premises for such purposes. Tenant will supply Landlord with historical and operational information regarding the Premises, including without limitation, all reports required to be filed with governmental agencies, as may be reasonably requested by Landlord to facilitate site assessment, and will make available for meetings with Landlord or Landlord's Agents, appropriate personnel having knowledge of such matters. If Tenant fails to comply with the provisions of this Section 6.02, or if Landlord receives notice or information asserting the existence of any Hazardous Materials, Landlord has the right, but not the obligation, without in any way limiting Landlord's other rights and remedies, to enter upon the Premises or to take such other actions Landlord deems necessary or advisable to clean up, remove, resolve, or minimize the impact of any Hazardous Materials on or affecting the Premises. Tenant shall pay to Landlord on demand as Additional Rent all reasonable costs and expenses paid or incurred by Landlord in the exercise of any such rights. Tenant will notify Landlord in writing, immediately upon the discovery, notice (from a governmental authority or other entity) or reasonable grounds to suspect, by Tenant, Tenant's Agents, its successors or assigns, the presence in the Premises or the Building of any Hazardous Materials or conditions that result in a violation of or could reasonably be expected to violate this Section 6.02, together with a full description thereof. "Environmental Regulations" means any law, statute, regulation, order or rule now or hereafter promulgated by any Governmental Authority, whether local, state or federal, relating to air pollution, water pollution, noise control or transporting, storing, handling, discharge, disposal or recovery of on site or off site hazardous substances or materials, as same may be amended from time to time. Tenant's obligations pursuant to this Section
6.03 shall survive the expiration or earlier termination of the Lease.

         6.03 HAZARDOUS MATERIALS INDEMNIFICATION. Tenant shall indemnify, defend, and hold harmless Landlord, Landlord's Agents, the manager of the Building, and their respective officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys' and consultants' fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Materials that occurs during the term of this Lease, at or from the Premises, or which arises at any time from Tenant's use or occupancy of the Premises, or from Tenant's failure to provide all information, make all submissions, and take all steps required by all governmental authorities under the CERCLA and all other environmental laws. Tenant's obligations and liabilities under this Section 6.03 shall survive the expiration of this Lease.

7.00     SUBLETTING AND ASSIGNING

         7.01 TRANSFER OF PREMISES. (a) Tenant shall not assign this Lease or sublease, or grant a license or concession, or otherwise transfer the whole or any part of any Premises without the prior written consent of Landlord in each case, which consent shall not be unreasonably withheld, conditioned or delayed. Any request to transfer this Lease or any portion of the Premises shall be accompanied by a check in the amount of one thousand dollars ($1,000.00) to help defray the cost of reviewing same. It shall not be unreasonable for Landlord to withhold consent if (i) Tenant is in default of the Lease, (ii) the proposed transfer would violate a provision of another lease or agreement, (iii) the proposed use would be incompatible with the other uses in the Project or would increase parking or utility requirements, (iv) the proposed transferee is not sufficiently creditworthy or experienced; (v) Landlord's lender or Tenant's guarantor (if any) refuses to consent, or (vi) any other factor exists which would make Landlord's refusal reasonable under the circumstances. Tenant's request for consent shall be accompanied by sufficient documentation to allow Landlord to make a decision based on the foregoing factors. Landlord shall have the right to recapture the Premises proposed for transfer by written notice to Tenant given within thirty (30) days of the request for consent, but Landlord's failure to exercise this right shall not constitute a consent to the transfer. In the case of each transfer, Tenant shall cure any outstanding defaults prior to the transfer date, and remain jointly and severally liable with the transferee for the full and timely performance of each and every term, covenant and condition of Tenant under the Lease. All cash or other proceeds whatsoever payable by or on behalf of a transferee of this Lease or the Premises, whensoever same may be payable, shall be deemed to be rent, and 50% of any such rent in excess of the rentals payable by Tenant hereunder (determined net of Tenant's reasonable brokerage, legal and improvements costs associated with such transaction) shall promptly be paid to Landlord.

         (b) Landlord acknowledges that Tenant intends to sublease one (1) of the clean rooms (containing up to 1,000 square feet) located in the Premises periodically throughout the Term. Landlord will not exercise its recapture rights with respect to such sublease and will review any such sublease in accordance with the provisions of Section 7.01(a).

         7.02 TRANSFER DEFINED. The term "transfer" in Section 7.01 above shall include (i) if Tenant is a partnership, a withdrawal or change (voluntary, involuntary, or by operation of law, whether accomplished by a single transaction or a series of transactions) of any partner owning twenty percent (20%) or more of the partnership, or a dissolution or liquidation of the partnership, (ii) if Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the transfer of a controlling interest of the capital stock of Tenant (whether accomplished by a single transaction or a series of transactions), or (iii) any management arrangement by which operational control is transferred to a person other than Tenant.

         7.03 SUBORDINATION/ESTOPPEL CERTIFICATES. This Lease is and shall be subordinate to all ground leases, mortgages, trust deeds or other financing or, refinancing instruments that may now or in the future be placed on the Project, and to all renewals, replacements, and extensions of same and Tenant shall attorn to any purchaser, to the purchaser at any foreclosure, or to the grantee of a deed in lieu of foreclosure, and recognize such purchaser or grantee as Landlord under the Lease. Such subordination is self-operative, and no further instruments shall be required to effect same. However, if requested by Landlord, Tenant shall promptly from time to time, within ten (10) days of request, execute a confirmation of such subordination in the form required by Landlord. If any ground lessor, mortgagee or trustee notifies Tenant that it elects to have the Lease be a prior lien, then this Lease shall be deemed to be prior in lien to such ground lease, mortgage or trust deed. Tenant shall, within ten (10) days of request, deliver to Landlord, or to any party providing financing to Landlord, or to a prospective purchaser, information reasonably required by such party, including without limitation current financial statements and estoppel certificates in a form satisfactory to such party, failing which Tenant shall be in default of this Lease without further notice or cure period. If Tenant does not deliver any subordination or estoppel certificate within the ten (10) day time period provided herein, then in addition to any other right or remedy of Landlord, Tenant hereby appoints Landlord as its attorney-in-fact to execute and deliver any such subordination or estoppel certificate on Tenant's behalf. Any such subordination or estoppel certificate, delivered pursuant hereto may be relied upon by any owner, prospective purchaser, mortgagee or prospective mortgagee of the Building, the Property, or the Project or Landlord's interest therein.

8.00     DEFAULT

         8.01 DEFAULT. Tenant shall be in "default" of this Lease whenever (i) Tenant fails to pay any Rent or other amount when due and such failure continues for seven (7) days after notice from Landlord; or (ii)Tenant fails to comply with any other term, covenant or conditions of the Lease and such failure continues for thirty (30) days after notice from Landlord, or (iii) Tenant fails to timely deliver any required subordination, estoppel certificate, or financial statements within the time limited by this Lease, or (iv) Tenant abandons the Premises, or (v) a petition is filed by or against Tenant in bankruptcy, insolvency, for the appointment of a receiver or custodian, or an attachment or other judicial seizure is instituted against Tenant, or other act of bankruptcy or insolvency occurs involving the Tenant, or any steps are taken for the dissolution, winding up or liquidation of Tenant. Tenant hereby waives any present or future law requiring any notice to quit or of Landlord's intention to re-enter.

         8.02 CONSEQUENCES OF DEFAULT. If a default occurs, Landlord may, at its option, reenter the Premises without terminating the Lease, relet the Premises on Tenant's behalf, and Tenant shall be responsible for the payment of any deficiency in the rent received by Landlord in accordance with the Lease, as well as all costs relating to recovery and reletting the Premises, including all leasing commissions, legal fees and costs plus all actual and consequential damages, but if Landlord does not relet the Premises Tenant shall continue to be responsible for the full payment of rentals in accordance with the Lease. Landlord shall not be required to serve further notice or resort to legal process prior to exercising its right of re-entry, and Tenant waives any available rights of redemption. Landlord shall also have the right to terminate this Lease and recover damages, even if Landlord has previously exercised its right of re-entry. If Landlord elects to terminate, Landlord shall be entitled to liquidated damages in an amount equal to (i) all sums owing hereunder up to the date of termination, and (ii) accelerated rent discounted to present value using an interest rate of five percent (5%), provided that Landlord will forward to Tenant any net rentals received on reletting the Premises as they are received, provided that Landlord shall incur no liability, and Tenant's obligations hereunder shall not be diminished, by virtue of Landlord's failure to relet. The foregoing remedies are in addition to any other remedies available hereunder or at law. If Landlord regains possession of the Premises following a default by Tenant, Landlord agrees to use commercially reasonable efforts to relet the Premises in order to minimize Landlord's damages. Nothing in the preceding sentence shall be construed to require Landlord to give a preference to reletting the Premises prior to leasing other space in the Project.

         8.03 SELF-HELP. Landlord shall also have the right, but not the obligation and without prejudice to any other right or remedy, to cure any default of Tenant on Tenant's behalf, and one hundred fifteen percent (115%) of the cost incurred shall be payable by Tenant on demand as Additional Rent. The failure to pay such amount when due shall constitute a monetary default.

         8.04 NO IMPLIED WAIVERS. No waiver of any breach of a term, covenant or condition by either party shall be construed as a waiver of a subsequent breach of the same term, covenant or condition, or as a waiver of the term, covenant or condition itself. The consent or approval by either party to, or of, any act requiring such party's consent or approval shall not be deemed to waive or render unnecessary the consent or approval of such party to, or of, any subsequent similar act. All rights and remedies set forth in this Lease are cumulative and in addition to any other available rights and remedies.

         8.05 WAIVER OF JURY TRIAL. The parties hereby waive all rights to trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matters arising out of or in any way relating to this Lease, the relationship of landlord and tenant, and/or Tenant's use or occupancy of the Premises.


9.00     MISCELLANEOUS

         9.01 NOTICES. No notice, and no request, consent, approval, waiver or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is given in the manner set forth in this Section 9.01. Each notice given pursuant to this Lease shall be given in writing and shall be (i) delivered in person, (ii) sent by nationally recognized overnight courier service, (iii) sent by certified mail, return receipt requested, first class postage prepaid, to Landlord or Tenant, as the case may be, at their respective notice addresses as set forth below, or at any such other address that may be given by one party to the other by notice pursuant to this Section 9.01. Such notices, if given as prescribed in this Section 9.01, shall be deemed to have been given (a) at the time of delivery if delivery is made in person, (b) on the next business day if deposited with a nationally recognized overnight courier service in time for next day delivery, (c) on the third business day following the date of mailing if mailed, or (d) at the time of delivery if delivery is refused or cannot be effected at the addressee's address (as evidenced in writing). During any interruption or threatened interruption of substantial delay in postal services, all notices shall be delivered personally or by nationally recognized overnight courier service.

         9.02 SUCCESSORS AND ASSIGNS AND LANDLORD'S LIABILITY. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during the period of its ownership; provided that nothing in this Section 9.02 shall be deemed to permit any Transfer in violation of
Section 7.01 hereof. Whenever Landlord conveys its interest in the Building, Landlord shall be automatically released from the further performance of covenants on the part of Landlord herein contained, and from any and all further liability, obligations, costs and expenses, demands, causes of action, claims or judgments arising from or growing out of, or connected with this Lease after the effective date of said release. The effective date of said release shall be the date the assignee of Landlord executes an assumption to such an assignment whereby the assignee expressly agrees to assume all of Landlord's obligations, duties, responsibilities and liabilities with respect to this Lease. If requested, Tenant shall execute a form release and such other documentation as may be required to further effect the foregoing provision. The liability of Landlord for Landlord's obligations under this Lease shall not exceed and shall be limited to Landlord's interest in the Building and Tenant shall not look to any other property or asset of Landlord, Landlord's Agents or representatives in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligations. No other properties or assets of Landlord, and no properties or assets of Landlord's Agents or representatives shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Premises, and if Tenant shall acquire a lien on or interest in any other properties or assets by judgment or otherwise, Tenant shall promptly release such lien on or interest in such other properties and assets by executing, acknowledging and delivering to Landlord an instrument to that effect prepared by Landlord's attorneys.

         9.03 NO OFFER. The submission of this Lease for examination does not constitute a reservation of, or option for, the Premises, and this Lease shall become effective only upon execution and delivery by and to all parties hereto.

         9.04 ATTORNEY'S FEES. In the event of the employment of an attorney by the Landlord because of the violation by the Tenant of any term or provision of this Lease, including non-payment of rent as due, the Tenant shall pay and hereby agrees to pay reasonable attorney's fees and all other costs incurred therein by the Landlord. In addition, in any action or proceeding brought by either party hereto against the other based upon or arising out of any breach of the terms and conditions hereof, the prevailing party shall be entitled to recover all reasonable attorney's fees incurred in such action or proceeding from the non-prevailing party.

         9.05 INTERPRETATION. This Lease shall be construed in accordance with the laws of the state or commonwealth in which the Project is located, without reference to its conflict of laws provisions. To the extent required under applicable law to make this Lease legally effective, this Lease shall constitute a Deed of Lease executed under seal. The section headings contained in this Lease are for convenience only and shall not enlarge or limit the scope or meaning of the various and several sections hereof. Words of any gender used in this Lease shall include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. Every agreement contained in this Lease is, and shall be construed as, a separate and independent agreement. If any term of this Lease or the application thereof to any person or circumstances shall be invalid and unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. The parties acknowledge and agree that neither this Lease nor any of its provisions shall be interpreted against a party by virtue of such party having drafted the Lease or the provision. Time shall be of the essence in this Lease.

         9.06 AMENDMENTS. This Lease and its exhibits may be amended or modified only by a written instrument duly executed by each of the parties hereto prior to or as of the effective date of any such amendment or modification.

         9.07 BROKERAGE. Each of the parties hereto represents and warrants that there are no brokerage commissions or finder's fees of any kind due to anyone other than First Potomac Management LLC and Mackenzie Commercial Real Estate, LLC (collectively, "Brokers"), which Brokers shall be paid by Landlord pursuant to a separate agreement. Each party agrees to defend and indemnify the other against, and hold it harmless from, all liabilities arising from any claim for brokerage compensation from any other party including, without limitation, the cost of counsel fees in connection therewith.

         9.08 ENTIRE AGREEMENT. This Lease and its exhibits contains the entire and final agreement of and between the parties, and the parties shall not be bound by any statements, conditions, representations, inducements or warranties, oral or written, not herein contained.

         9.09 FORCE MAJEURE. If Landlord is unable to fulfill any obligation hereunder, or is delayed in so doing, by reason of war, civil unrest, strike, labor troubles, inability to procure services, materials, permits or licenses, unusually inclement weather, governmental delays, acts of God, or any other cause beyond the reasonable control of Landlord, the time within which Landlord would otherwise have been obligated to fulfill such obligation shall be extended for a period equal to the period of such delay.

         9.10 AUTHORITY. The parties hereby each represent that each is duly organized and legally existing in the state or commonwealth of its organization and is qualified to do business in the state or commonwealth in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Each of the undersigned represents and warrants that he/she has the power, authority and legal right to bind the corporation he/she purports to represent to the terms of this Lease by his/her signature hereto.

         9.11 MORTGAGEES' APPROVAL. If Landlord's current or future mortgagee shall require modifications of the terms and provisions of this Lease, Tenant agrees to execute and deliver to Landlord the agreements required to effect such Lease modifications within thirty (30) dates after Landlord's request therefor. In no event, however, shall Tenant be required to agree to materially modify any provision of this Lease relating to the amount of Rent, Additional Rent or other charges reserved herein, the size and/or general location of the Premises, or the Lease Term.

         9.12 PARKING. Tenant shall have the right to park in the Building and/or Project parking facilities in common with other tenants of the Building and/or Project upon such terms and conditions as established by Landlord. Tenant agrees to cooperate with Landlord and other tenants in use of the parking facilities. Landlord reserves the right in its absolute and sole discretion to determine whether the parking facilities are properly used or are becoming overburdened and to allocate and assign parking spaces among Tenant and other tenants, and to reconfigure the parking area and modify the existing ingress and egress from the parking areas as Landlord shall deem appropriate. Landlord agrees not to charge for parking during the Term.

         9.13 NO LIENS. Landlord's title is and always will be paramount to the title of Tenant, and Tenant will not do or be empowered to do any act which encumbers or may encumber Landlord's title or subjects the Premises or the Building or any part of either to any lien. Tenant must immediately remove any and all liens or encumbrances which are filed against the Premises or the Building as a result of any act or omission of Tenant or Tenant's Agents. If Tenant fails to remove any such lien within ten (10) days of receipt of notice thereof, then Landlord may, but is not obligated to, remove such lien, and Tenant shall pay all costs of removal or bonding the lien, plus interest at the rate of 12% per annum from the date expenses shall be incurred by Landlord until paid to Landlord upon demand.

         9.14 FINANCIAL STATEMENTS. Tenant, upon written request by Landlord (but, provided Tenant is not in monetary or material default hereunder, not more than once per calendar year), will provide Landlord with a copy of its current financial statements consisting of a balance sheet, an earnings statement, statement of changes in financial position, statement of changes in Tenant's equity, and related footnotes, prepared in accordance with generally accepted accounting principles. Such financial statements must be either certified by a certified public accountant or sworn to as to their accuracy by Tenant's most senior official and its chief financial officer. The financial statements provided must be as of a date not more than twelve (12) months prior to the date of request. All of Tenant's financial statements given to Landlord shall be held in confidence, but may be shared with Landlord's officers, directors, shareholders, employees, attorneys, accountants, business consultants or lenders on a need to know basis only, and may be disclosed pursuant to a judicial or governmental decree or order requiring disclosure.

         9.15 NET LEASE. Tenant acknowledges and agrees that it is intended that this is a net lease that is completely carefree to Landlord, except as expressly set out in this Lease; that Landlord is not responsible during the Term for any costs, charges, expenses, and outlays of any nature whatsoever arising from or relating to the Premises, or the use and occupancy thereof, or the contents thereof, or the business carried on therein; and Tenant shall pay all charges, expenses, costs, and outlays of every nature and kind relating to the Premises except as expressly set out in this Lease. Landlord is not and shall not be required to render any services of any kind to Tenant except as specifically set forth in this Lease.

         9.16 RESERVATIONS BY LANDLORD. In addition to other rights conferred by this Lease or by law, Landlord reserves the right, to be exercised in Landlord's sole discretion, to: (a) change the name of the Building; (b) change entrances and exits to the Building and to the parking lot adjacent to the Building; (c) install and maintain a sign or signs on the exterior or interior of the Building; (d) change the street address of the Building; (e) designate all sources furnishing signs, sign painting and lettering for use in the Building;
(f) take all measures as may be necessary or desirable for the safety and protection of the Premises or of the Building; (g) sell or mortgage the Building and assign this Lease in connection therewith; (h) issue pass keys to the Building or the Premises; (i) repair, alter, add to, improve, build additional stories on, or build adjacent to the Building; (j) run necessary pipes, conduits and ducts through the Premises; (k) carry on any work, repairs, alterations or improvements in, on or about the Building or in the vicinity thereof and, during the continuance of any such work, to temporarily close doors, entryways, public space and corridors in the Building; (l) interrupt or temporarily suspend Building services and facilities; (m) change the arrangement and location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Building; and (n) grant to anyone the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted herein. Tenant hereby waives any claim or cause of action arising out of or connected with such work. This paragraph is not to be construed to diminish the obligations of Tenant provided herein, nor to create or increase any obligation on the part of Landlord with respect to repairs or improvements. Landlord will use reasonable efforts to minimize any interference with Tenant's business caused by the exercise by Landlord of its rights set forth in this Section 9.16. However, the same shall in no way obligate the Landlord to exercise any such rights during non-business hours, and except as expressly provided herein, neither Landlord nor Landlord's Agents will be liable to Tenant or Tenant's Agents for any inconvenience, interference, annoyance, loss or damage resulting from Landlord's exercise of its rights hereunder, including any work done in or upon the Premises or any portion of the Building or adjacent grounds.

         9.17 CONTINGENCY. This Lease is conditional upon the Landlord and the current tenant (Paratek Microwave, Inc.) entering into an agreement whereby the current tenant returns the Premises to Landlord. If the Landlord and Paratek Microwave, Inc. do not enter into an agreement on or before September 30, 2005 for the return of the Premises to Landlord, then this Lease shall, at Landlord's option, be declared null and void.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF the said parties have hereunto signed their names and affixed their seals on the day and year hereinbefore written.


ATTEST/WITNESS:                          LANDLORD:

                                         SNOWDEN FIRST LLC,
                                         a Delaware Limited Liability Company



___________________________________      By:__________________________Its Member
                                         Name:__________________________________
                                         Title:_________________________________
                                         Date:__________________________________


ATTEST/WITNESS:                          TENANT:

                                         K-D MEDICAL, INC.,
                                         a Maryland Corporation



___________________________________      By:____________________________________
                                         Name:__________________________________
                                         Title:_________________________________
                                         Date:__________________________________

                                   EXHIBIT "A"

                                     PROJECT
                                     -------

                                       A-1
                                  EXHIBIT "A-1"

                                    PREMISES
                                    --------

                                       B-1
                                   EXHIBIT "B"

                                  IMPROVEMENTS
                                  ------------

A. Landlord will complete construction of the Premises in accordance with the following:

         (1) No later than September 15, 2005, Tenant will submit to Landlord for approval final working drawings and specifications of materials for all Improvements (the "Improvements") of the Premises that Tenant desires beyond the "as is" condition of the Premises, (which final working drawings will comply with the ADA, and will incorporate and be consistent with the Building Standards). Said drawings and specifications, which will be ready to submit for necessary permits and ready for bidding to general contractors, must by approved by Landlord prior to the commencement of any work related to the Improvements. As modified by any Landlord required changes, the final working drawings will be the "Final Plans." Tenant is solely responsible for determining whether or not it is a public accommodation and for compliance with ADA within the Premises. Tenant's approval of the Final Plans constitutes an acknowledgement by Tenant that they comply with ADA. Landlord's approval of the plans, specifications and working drawings for Tenant's alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities.

         (2) Landlord will be the construction manager for the construction of the Improvements in accordance with the working drawings and specifications approved by Landlord. For the purpose of billing, the cost of the Improvements will be Landlord's cost of constructing the Improvements, plus a construction manager's fee of three percent (3%) of Tenant's Costs (as defined below) for supervision and coordination thereof.

         (3) Landlord's obligations with respect to improvements and alterations of the Premises shall be limited to the improvements and alterations set forth in the Final Plans. Otherwise, Landlord will provide the Premises in its current "as is" condition.

B. Landlord will provide Tenant with an allowance (the "Improvement Allowance") of up to $115,000.00 to be used for Improvements to the Premises. The Improvement Allowance may be used to pay: (a) the construction management fee;
(b) Tenant's reasonable moving expenses; (c) the cost of purchasing and installing a built-in cooler/freezer and/or steam-generator, provided Tenant agrees to remove the built in cooler/freezer and/or steam-generator and to restore the Premises prior to the termination or expiration of this Lease, if requested to do so by Landlord; (d) the architectural and engineering fees, if any, relating to the Improvements [including: (i) the architectural fees related to the preparation of all drawings, (including CAD drawings) plans and specifications (collectively, "plans"), (ii) any architectural and engineering fees which Landlord incurs in reviewing plans prepared by Tenant's architect,
(iii) engineering fees related to the planning and performance of the Improvements in the Premises, as well as (iv) architectural and engineering fees which Landlord incurs in modifying Landlord's master working drawings to incorporate plans prepared by Tenant's architect]; and (e) all costs and expenses incurred in the construction of Improvements over and above the current "as is" condition of the Premises (collectively "Tenant's Costs"). Landlord will credit the Improvement Allowance against the foregoing costs of constructing the Improvements, including design and engineering fees. Tenant will pay as Additional Rent any excess (the "Excess") of Tenant's Costs over the Improvement Allowance as follows:

         (1) Tenant shall pay to Landlord prior to the commencement of construction of the Improvements, an amount equal to seventy five percent (75%) of such Excess (as then estimated by Landlord);

         (2) After substantial completion of the Improvements, but prior to Tenant's occupancy of the Premises, Tenant shall pay to Landlord an amount equal to ninety percent (90%) of the Excess as then estimated by Landlord, less payments received by Landlord according to (1) above;

         (3) Upon submission to Tenant of the final accounting for all costs hereunder, Tenant shall pay to Landlord the entire unpaid balance of the actual Excess based on the final costs.

C. Failure to make any such payments when due is a Default under the Lease, entitling Landlord to all available remedies.

D. If Tenant requires any changes in the approved drawings and specifications for the Improvements (the "Tenant Changes"), Tenant must present Landlord with revised drawings and specifications. As a condition of its approval, Landlord may require additional payments against the Excess, if Landlord determines that the Tenant Changes will increase the Excess. If Landlord approves the Tenant Changes, Landlord will incorporate such changes in the Improvements.

E. Substantial Completion shall be deemed to occur when the Improvements specified in this Exhibit "B" (excluding long lead time items) have been completed in accordance with the Final Plans, except for punch-list items which do not substantially interfere with Tenant's intended use of the Premises. If Tenant's failure to timely submit final working drawings and specifications of materials for Landlord's approval, long-lead time items requested by Tenant, the Tenant Changes, or any other act or omission on the part of Tenant, delay the completion of the Improvements (the "Tenant Delays"), then Tenant's obligation to pay Rent will commence on the targeted Commencement Date as set forth in
Section 1.22 of the Lease.

F. Tenant shall prepare and submit a punch-list to Landlord within ten (10) business days of tender of possession. If Tenant timely submits such punch-list, then Landlord will use its reasonable best efforts to repair items required to be repaired within thirty (30) business days of receipt of such list (which time shall be extended for delays beyond Landlord's reasonable control).

G. Notwithstanding any provision of this Lease to the contrary, all costs of the Improvements shall be paid from the Improvement Allowance before any of Tenant's moving expenses or the cost of purchasing and installing a built-in cooler/freezer and/or steam-generator shall be paid from the Improvement Allowance. If any portion of the Improvement Allowance remains unused following the completion of the Improvements, and the payment of all costs associated therewith, Tenant will be entitled to submit invoices from Tenant's movers and invoices related to the purchase and installation of the built-in cooler/freezer and/or steam-generator to Landlord in accordance with the procedures set forth below. Tenant will either submit to Landlord: (1) paid invoices for reimbursement, or (2) at Tenant's option, unpaid invoices, along with written instructions from Tenant to pay the same directly to the vendor.

H. If, as of the last day of the twelfth (12th) full calendar month following the Commencement Date, the total Improvement Allowance has not been applied toward Tenant's Costs, then the unused Improvement Allowance (such unused portion being referred to herein as the "Excess Allowance") shall be held by Landlord until the expiration of the fifth (5th) Lease Year, when, provided Tenant is not then in default of its obligations hereunder, such Excess Allowance shall be made available to Tenant to refurbish the Premises, such refurbishment to be completed in accordance with the terms of Section 4.05 of the Lease. If such Excess Allowance is not so used prior to the expiration of the sixth (6th) Lease Year, the Excess Allowance shall be retained by Landlord and Tenant shall have no claim with respect to the same.

                                   EXHIBIT "C"

                        DECLARATION OF LEASE COMMENCEMENT
                        ---------------------------------


THIS DECLARATION is attached to and made a part of that certain Deed of Lease dated the ___ day of September, 2005, ("Lease") by and between Snowden First LLC ("Landlord") and K-D Medical, Inc. ("Tenant").

         Landlord and Tenant are parties to the Lease. All capitalized terms used herein shall have the same meaning as was ascribed to such terms in the Lease, unless otherwise indicated.

         Landlord and Tenant do hereby declare that (a) the Commencement Date is hereby established to be __________ __, 20__ and (b) the Lease Term shall expire on __________ __, 20__ unless the Lease is earlier terminated as may be provided therein. The Lease is in full force and effect as of the date hereof, and Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to such date.

         IN WITNESS WHEREOF Landlord and Tenant have executed this Declaration under seal this __ day of __________, 20__.


ATTEST/WITNESS:                          LANDLORD:

                                         SNOWDEN FIRST LLC,
                                         a Delaware Limited Liability Company



___________________________________      By:__________________________Its Member
                                         Name:__________________________________
                                         Title:_________________________________
                                         Date:__________________________________


ATTEST/WITNESS:                          TENANT:

                                         K-D MEDICAL, INC.,
                                         a Maryland Corporation



___________________________________      By:____________________________________
                                         Name:__________________________________
                                         Title:_________________________________
                                         Date:__________________________________

                                   EXHIBIT "D"

                              RULES AND REGULATIONS
                              ---------------------

Tenant agrees as follows:

         (1) All loading and unloading of goods shall be done only at such times, and through the entrances, designated for such purposes by Landlord.

         (2) The delivery or shipping of merchandise, supplies and fixtures to and from the Premises shall be subject to such rules and regulations as in the judgment of Landlord are necessary for the proper operation of the Project.

         (3) Tenant shall provide, at its own expense, such janitorial services as are necessary to maintain the Premises in a sanitary, good and safe condition. Such janitorial services shall include, but not be limited to, the maintenance of all exterior plate glass windows and doors of the Premises in a good and clean condition. It is understood and agreed by Tenant that Landlord shall not employ a janitor or furnish janitorial services to either the Retail Building or the Premises. Trash removal services may be provided by Landlord and the cost of providing such services shall be borne by each of the tenants in the Building based upon the individual use and need of each tenant, as set forth in a percentage determined by Landlord. Tenant agrees that Landlord's determination of this matter shall be final and binding upon Tenant.

         (4) No radio or television or other similar device shall be installed without first obtaining in each instance Landlord's consent in writing. No aerial shall be erected on the roof or exterior walls of the Premises, or on the grounds, without in each instance, the written consent of Landlord. Any aerial so installed without such written consent shall be subject to removal without notice at any time.

         (5) No loud speakers, televisions, phonographs, radios or other devices shall be used in a manner so as to be heard or seen outside of the Premises without the prior written consent of Landlord.

         (6) If the Premises are equipped with heating facilities separate from those in the remainder of the Building, Tenant shall keep the Premises at a temperature sufficiently high to prevent freezing of water in pipes and fixtures.

         (7) The outside areas immediately adjoining the Premises and the rear exit hallway area of the Premises shall be kept clean and free from dirt and rubbish by Tenant to the satisfaction of Landlord, and Tenant shall not place or permit any obstructions or merchandise in such areas.

         (8) The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by Tenant, who shall, or whose employees, agents, contractors or invitees, shall have caused it.

         (9) Tenant shall use at Tenant's cost such pest extermination contractor and at such reasonable intervals as Landlord may require.

         (10) Tenant shall not burn any trash or garbage of any kind in or about the Premises, or the tract or areas adjacent thereto.

         (11) Not commit any waste upon the Premise nor create a nuisance nor cause or permit objectionable odors to emanate or be dispelled from the Premises

         (12) Not solicit business in the common areas or distribute hand bills or other advertising material in the common areas, and if this provision is violated, in addition to other remedies of Landlord, Tenant shall pay Landlord the cost of collecting same for trash disposal.

         (13) Use, maintain and occupy the Premises and appurtenances thereto in clean, orderly, careful, safe, proper and lawful manner.

         (14) Tenant shall keep lights in the exterior display windows, exterior lights of the Premises, and sign lights, if any, of the Premises lit during the hours from sundown to 10:00 p.m.

         (15) Tenant, upon written notice thereof, shall comply with all changes, modifications or amendments to these Rules and Regulations.



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

                                   EXHIBIT "E"

          EQUIPMENT THE PREVIOUS TENANT WILL BE LEAVING IN THE PREMISES

The previous tenant will be leaving the following equipment in the Premises:

1.  All clean room mechanical equipment
2.  All equipment and furniture with the exception of the office furniture and lab tables
3.  All telephone/data (not including hubs and routers) and fire systems specific to Tenant
4.  The air tank and all hoses
5.  The sink pump
6.  The exhaust fans and hoods
7.  The clean room HVAC and condensers
8.  The vacuum system
9.  The high bay lighting
10. Dry Hood                                            MFH-48-BA-3                     803-2852
11. Wet Hood                                            WC-M-PS-6                       866-2857
12. Dry Hood                                            MFH-48-BA-S                     803-3120
13. Clean Room System                                   341 Master                      14253
14. Humidifier                                          VM9914DI                        1083025-01-01
15. Advance Air                                         341 Slave                       14254
16. Humidifier                                          1003025-02-1                    VM99-12-DI
17. Air Conditioner                                     20A01DS5                        0600-056894-002-001
18. Explosion Proof Exhaust Fan                         71803-00
19. Explosion Proof Exhaust Fan                         71803-00
20. Explosion Proof Exhaust Fan                         71803-00
21. Air Conditioner                                     20A01S5                         06-00-65894-001-001
22. Condenser Larkin                                    Aclk cond two fan 1140 RPM
23. Condenser Larkin                                    Aclk cond two fan 1140 RPM
24. Blower Labanco
25. Blower Labanco
26. Blower Labanco
27. Hepa Filters (Quantity AS Installed)                Factory Certified               2' X 4'
28. Cleanroom Lights (Quantity As Installed)            Sealed                          2' X 4'
29. Evaporator System (Quantity 2)                      Custom in ceiling for Clean Room
30. Air Conditioner                                     20A01DS5                        0600-056894-002-001
31. GE Switch gear and Panels as in Place               ALL
32. One Over Head Door Power UnitRG +                   PN 109460-001
33. Baldor Quantity 2 15 J Inverter Controls
34. Yokogawa Controllers 3                              U515, ut14 and ut750
35. Ashcroft Sensors                                    Pressure                        -.25 to +.25" WC
36. Honeywell                                           2-T7300 Thermostats
37. Honeywell                                           6-Remote Sensors
38. Belimo                                              4-Damper Control Motors
39. Dri Steem Humidifiers                               Di Water in Ceiling
40. Ingersol Rand                                       4 Air Pumps
41. Thorton Conductivity / Resistivity                  Meter and Sensor
42. Dorr Interlock Model ?                              Custom install for Clean Room
43. Fire Alarm panel                                    MS-9200 C
44. Smoke detectors and Pull Stations                   Quantity as installed
45. Punch Down Panel and Rack                           Computer Wiring
46. Stainless Valves Piping & Regulators
    as installed
47. All Vacuum Piping and Valves as installed
48. All Air Lines and Regulators as installed
49. Di Water Treatment systems as installed
50. Safety Shower in Clean room
51. Security System
52. QC Lab Furniture and Fixtures with
    Chemical Restive surface
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